EXHIBIT 99.1


Company Contacts                             Investor Contacts
Conceptus, Inc.                              Lippert Heilshorn & Associates
---------------                              ------------------------------
Oliver Brouse, Director of Finance           Bruce Voss (Bruce@lhai.com)
(650) 802-7240                               (310) 575-4848
www.conceptus.com                            Kim Sutton Golodetz (Kim@lhai.com)
-----------------
                                             (212) 838-3777

                                             Media Contact
                                             Elissa Grabowski (Elissa@lhai.com)
                                             (212) 838-3777
                                             www.lhai.com


                    CONCEPTUS COMPLETES $14 MILLION FINANCING

SAN CARLOS, Calif. (July 24, 2000) - Conceptus, Inc. (NASDAQ NM: CPTS), developer of the STOP(TM) (Selective Tubal Occlusion Procedure) non-surgical permanent contraception device for women, today announced the completion of a private placement of 1.94 million shares of newly issued common stock at $7.2531 per share to select institutional and other accredited investors. The price was based on a trailing average closing price. The Company's total common stock outstanding has increased to 11,668,964 shares. PaineWebber Inc. served as the placement agent for the offering.

"We are very pleased to have closed this financing under these terms and it has increased our cash position to more than $19 million," commented Steven Bacich, president and chief executive officer. "These funds will enable us to continue to ramp up our pivotal trial of the STOP device, accelerate marketing in Australia and other international markets, and allows us to invest in our manufacturing and distribution operations."

About STOP

Surgical tubal ligation has become the most common form of contraception worldwide, despite the fact that it is invasive and costly. About 93% of the procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring 4-5 hours of hospital recovery time and resulting in 3-4 days off work. In contrast, because a STOP procedure does not require cutting or penetrating the abdomen, the procedure is performed with local sedation, thus enabling the procedure to be performed in a less costly office setting with reduced reliance on back-up emergency facilities and personnel. Accordingly, a woman is expected to spend about 2-3 hours of her day for a STOP procedure and have a rapid return to normal activities.

The STOP device is a unique and proprietary micro-coil that is deployed permanently into each fallopian tube using the Company's minimally invasive transcervical tubal access catheter

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system. Once in place,  clinical studies have shown that the STOP device induces an occlusive tissue response. Phase II interim results with STOP include 136 women with proven fertility. There has been a low rate of adverse events, and in excess of 99% of patients rated their tolerance to wearing the STOP device as "good to excellent" at each follow-up visit conducted to date.

About Conceptus

Conceptus, Inc. is developing STOP, an innovative medical device and procedure designed to provide a non-surgical alternative to tubal ligation, the leading form of contraception worldwide. Data from the United Nations show that worldwide, 30% of reproductive couples using contraception rely on surgical tubal ligation. Additionally, a survey performed by the Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of contraception in the U.S., and that 35% of women age 35-44 have had a surgical tubal sterilization. An estimated 800,000 surgical tubal ligations are performed each year in the U.S., of which 93% are performed in a hospital or surgi-center and require general anesthesia. Additional information about the Company and the STOP device is available at www.conceptus.com.

         Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for products, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company's control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company's control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other filings with the Securities and Exchange Commission.

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